UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2006

Rochester Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-18933	41-1613227
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Rochester Medical Drive, Stewartville, Minnesota		55976
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	507-533-9600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2006, Rochester Medical Corporation (the "registrant") entered into an Agreement with Coloplast A/S ("Coloplast"), Coloplast Limited (a subsidiary of Coloplast), Mentor Medical Limited ("MML") and Rochester Medical Limited, a newly formed subsidiary of the registrant, whereby the registrant will acquire certain assets of Coloplast and MML related to sales of Male External Catheters ("MECs") in the United Kingdom. The assets include Clear Advantage®, Freedom®, Freedom Plus®, and Transfix® brands of MECs. They also include MML’s UK Dispensing Appliance Contractor License and its sales offices and warehouse facility in Lancing, England. Rochester Medical Limited will own and continue to staff the facility as of the closing date of the transaction. The registrant will pay $14.6 million for the acquired assets, of which $9.3 million will be paid at closing and $5.3 million will be paid in equal installments over five years. The registrant will also purchase approximately $478,000 of inventory to be sold in the UK.

On May 17, 2006, the registrant also entered into a Private Label Distribution Agreement under which the registrant will supply silicone MECs to Coloplast which will be sold under Coloplast’s brands worldwide excepting the UK. Concurrently, the registrant entered into a supply agreement whereby Coloplast will supply the registrant with its requirements of latex MECs which the registrant will sell in the UK under its newly acquired Freedom and Freedom Plus brands.

On May 17, 2006, the registrant entered into an Asset Purchase Agreement with Mentor Corporation ("Mentor"), pursuant to which the registrant will acquire certain operating assets of Mentor’s Anoka, Minnesota Silicone Male External Catheter Manufacturing Facility. The registrant will purchase certain equipment and inventory for approximately $1.6 million, and will lease the Anoka facility from Mentor for a minimum of six months. Upon closing of the transactions, the existing Supply Agreement, the Foley Catheter Sales and Distribution Agreement and the Male External Catheter License, Sales and Distribution Agreement (including, but not limited to the Patent License and Technology License thereunder) between the registrant and Mentor will be terminated, and Mentor will convey to the registrant all intellectual property exclusively related to the manufacturing and sale of silicone MECs at the Anoka facility. The existing arbitration between Rochester Medical and Mentor will be dismissed, and the parties will execute a mutual general release.

The agreements described above remain subject customary closing conditions, as well as the closing of the sale by Mentor of its Surgical Urology and Clinical and Consumer Healthcare business segments to Coloplast pursuant to the definitive agreement between Coloplast and Mentor announced May 17, 2006. Incorporated by reference herein is the press release of the registrant, filed as exhibit 99.1 to the registrant’s Form 8-K dated May 18, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rochester Medical Corporation

May 22, 2006	By:	/s/ David A. Jonas

Name: David A. Jonas
Title: Chief Financial Officer